EXHIBIT 3.11

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THERMON HEAT TRACING SERVICES-II, INC.

To the Secretary of State

State of Louisiana

Pursuant to the provisions of the Business Corporation Law of the State of Louisiana, the corporation herein named submits the following Amended and Restated Articles of Incorporation:

ARTICLE I

NAME

The name of the corporation (hereinafter called the “Corporation”) is

THERMON HEAT TRACING SERVICES-II, INC.

ARTICLE II

OBJECTS AND PURPOSES

The objects and purposes of which the Corporation is formed and the nature of the business to be carried on by it are hereby declared to be as follows:

To enter into any lawful business activity in which a corporation organized under LSA-R.S. 12:1 et seq, may engage, either for its own account, or for others as agent, including selling products and services for Heat-tracing Installation.

The foregoing shall be construed both as objects and powers but the enumeration thereof shall not be held in limit or restrict in any manner the powers and privileges conferred on the Corporation by the Constitution and Laws of the State of Louisiana.

ARTICLE III

DURATION

The duration of the Corporation shall be perpetual, or such maximum period as may be authorized by the laws of the State of Louisiana.

ARTICLE IV

AUTHORIZED CAPITAL

The total authorized shares of the Corporation is one hundred thousand (100,000) shares of common stock, with a par value of $1.00 per share. Shareholders shall have pre-emptive rights.

ARTICLE V

DIRECTORS

Unless and until otherwise provided in the ByLaws of the Corporation (the “ByLaws”), all of the corporate powers of the Corporation shall be vested in, and all of the business and affairs of the Corporation shall be managed by a Board of Directors, consisting of not less than two (2) nor more than six (6) members (directors) of the Board of Directors. The number of directors may be increased or decreased within the limits above provided by a majority vote of the directors.

The Board of Directors shall have the authority to make and alter the ByLaws, including the right to make and alter the ByLaws fixing their qualifications, classification, or terms of office, or fixing or increasing their compensation, subject to the power of the shareholders to change or repeal the Bylaws so made.

The Board shall further have authority to exercise all such other powers and to do all such other lawful acts and things which the Corporation or its shareholders might do, unless prohibited from doing so by application laws, or by the Articles of Incorporation, or by the ByLaws of the Corporation.

The general annual meeting of the shareholders for the election of the Directors shall be held at the registered office of the Corporation, unless and until otherwise provided in the Bylaws, and shall take place on the 2nd Monday of October in each year, if that day is not a legal holiday; if that day is a legal holiday, the meeting will be held on the first business day thereafter, unless or until otherwise provided in the Bylaws.

The number, classification, term of office, manner of election, time and place of meetings, whether within or outside the State of Louisiana, and the powers and duties of the Directors, may be from time to time fixed, changed, increased or reduced by the ByLaws.

ARTICLE VI

CAPITAL SURPLUS AND DIVIDENDS

The Board of Directors shall have such power and authority with respect to capital, surplus and dividends, including allocation, increases, reduction, utilization, distribution and payment, as is permitted and provided for in Section 61, 62, and 63 of the Business Corporation Law of the State of Louisiana, or other applicable laws.

ARTICLE VII

AMENDMENTS TOARTICLES OF INCORPORATION

Changes in the rights of holders of shares of any class shall be made by a majority vote or written consent, of the shareholders given voting power by these articles; and in addition, by a majority vote of written consent, of the class or classes of shareholders affected, whether they are otherwise entitled to vote or not.

Any other amendment for which a larger vote is not specifically made mandatory by the Business Corporation Law of the State of Louisiana, may be made upon the majority vote or written consent of the shareholders entitled to vote under these articles, including an increase or reduction of capital stock.

The aforesaid Amended and Restated Articles of Incorporation of the Corporation accurately copies the original Articles of Incorporation filed on February 25, 1992, and all amendments thereto in effect as of the date herein, without substantive change except for the exclusion of Article IX of the original Articles of Incorporation, which is no longer contained in this Amended and Restated Articles of Incorporation. The aforesaid Amended and Restated Articles of Incorporation of the Corporation have been effected in conformity with the law of the State of Louisiana by a vote of the sole shareholder, and shall become effective on August 30, 2007, upon the filing of these Amended and Restated Articles of Incorporation.

IN TESTIMONY WHEREOF, these Amended and Restated Articles of Incorporation, are executed in the name of the Corporation by the undersigned officers of the Corporation on August 30th, 2007.

THERMON HEAT TRACING SERVICES-II, INC.

By:	/s/ Mark Burdick
Name:	Mark Burdick
Title:	Vice President

By:	/s/ David P. Ralph
Name:	David P. Ralph
Title:	Secretary and Treasurer

STATE OF TEXAS )

                                     ) SS.:

COUNTY OF HAYS )

On this 30th day of August, 2007, before me, the subscriber, a Notary Public duly appointed to take proof and acknowledgment of deeds and other instruments, came Mark Burdick, Vice-President of THERMON HEAT TRACING SERVICES-II, INC., to me personally known to be the individual described in and who executed the preceding Amended and Restated Articles of Incorporation, and who duly acknowledged to me that he executed the same, and being by me duly sworn deposeth and saith that he executed said Amended and Restated Articles of Incorporation as Vice-President of the aforesaid Corporation.

IN TESTIMONY WHEREOF, I hereunto set my hand and affix my official seal at SAN MARCOS, TEXAS, on the day and year first above written.

/s/ Linda S. Alexander
Notary Public

[Seal]

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